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Filed Pursuant to
Rule 424(b)(3) under
The Securities Act of 1933
in connection with
Registration No. 333-4562


PROSPECTUS SUPPLEMENT
DATED NOVEMBER 2, 2001
(TO PROSPECTUS DATED AUGUST 8, 2001)


                                DIGITAL LAVA INC.
                        2,625,000 SHARES OF COMMON STOCK
                        --------------------------------

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THIS IS NOT A PROXY OR A SOLICITATION OF A PROXY. SOLICITATIONS OF PROXIES WILL BE MADE ONLY PURSUANT TO OUR PROXY STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

                      -------------------------------

ADOPTION AND APPROVAL OF PLAN OF LIQUIDATION AND DISSOLUTION; ASSET SALE

      At a special meeting of stockholders held on October 30, 2001, the stockholders of Digital Lava approved the Plan of Liquidation and Dissolution (the "Plan"), which was adopted by our Board of Directors on September 17, 2001. The Plan provides for the complete liquidation, winding up and dissolution of Digital Lava. At such special meeting, the stockholders also approved the terms of the Asset Purchase Agreement dated September 19, 2001 between Digital Lava and Interactive Video Technologies, Inc. ("IVT"). Accordingly, in furtherance of the Plan, we completed the sale of substantially all of our assets (the "Asset Sale") to IVT on November 1, 2001 for aggregate proceeds of approximately $700,000.

      We do not intend to engage in any business activities except those related to winding up our business and affairs, liquidating our remaining properties and assets, discharging our liabilities, and distributing any remaining assets to stockholders, in accordance with the Plan.

           SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

      This prospectus supplement contains forward-looking statements. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by us. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and variations of these words or similar expressions are intended to identify forward-looking statements. Additionally, statements concerning future matters such as winding up our business and affairs, liquidating our remaining properties and assets, discharging our liabilities, distributing any remaining assets to stockholders or the amount of any possible liquidating distributions and other statements regarding matters that are not historical are forward-looking statements. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our activities and actual results could differ materially from those expressed or forecasted in any forward-looking statements as a result of a variety of factors, including those described in the related prospectus dated August 8, 2001, supplements thereto and Digital Lava's other reports filed with the SEC. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.